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                                  EXHIBIT 23.4

                          CONSENT OF FINANCIAL ADVISOR

November 18, 1998


        We hereby consent to the inclusion of the Opinion of Endicott Financial Advisors, L.L.C. dated November 18, 1998 as an Annex to the Proxy Statement-Prospectus filed as part of the Form S-4 Registration Statement, as amended (Registration No. 333-66915), of Commerce Bancorp, Inc, and to the references to our firm as Financial Advisor to Prestige Financial Corp. in the text of said Proxy Statement-Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                      Sincerely,



                                      /s/ ENDICOTT FINANCIAL ADVISORS, L.L.C.